Exhibit 10.2
CON-WAY INC.

GLOBAL PERFORMANCE SHARE PLAN UNIT GRANT AGREEMENT

THIS AGREEMENT, including Appendices A and B, granted on the __th day of ______, 2015 (“Grant Date”), by Con-way Inc., a Delaware corporation (hereinafter called “Company”) to Participant.

WITNESSETH:

WHEREAS, the Company has adopted the Con-way Inc. 2012 Equity and Incentive Plan, as amended from time to time (as so amended, the “Plan”), which Plan is incorporated into this Agreement by reference;

WHEREAS, the Company encourages executive officers of the Company and its Affiliates to own securities of the Company and thereby align their interests more closely with the interests of the other stockholders of the Company, desires to motivate Participant by providing Participant with a direct interest in the Company’s attainment of its financial goals, and desires to provide a financial incentive that will help attract and retain the most qualified executive officers; and

WHEREAS, the Company has determined that it would be to the advantage and interest of the Company and its stockholders to issue to Participant the Performance Share Plan Units provided for in this Agreement as an incentive for increased efforts and successful achievements;

NOW, THEREFORE, the Company hereby grants to Participant these Performance Share Plan Units upon the following terms and conditions:

1.	Defined Terms. Except as otherwise indicated herein, all capitalized terms used in this Agreement without definition shall have the meanings given to such terms in the Plan.

2.
Performance Share Plan Units. As of the Grant Date, the Company hereby grants Participant pursuant to Section 11 of the Plan that number of units as set forth in the “Summary of Grant/Award” on the online award acceptance page of the Company’s designated broker (hereinafter called the “Performance Share Plan Units” or “PSPUs”), subject to the achievement of the performance goals described in Section 3 and Participant’s active employment with the Company or an Affiliate at all times during the period from the Grant Date through the applicable Vesting Date for such Performance Share Plan Units as set forth in Section 4. The number of Performance Share Plan Units granted hereunder shall be adjusted from time to time for changes in capitalization, as provided in the Plan.

3.	Performance Goals.

(a)
The issuance of Performance Share Plan Units pursuant to this Agreement shall be subject to the achievement of the performance goals described in this Section 3, which are measured as of the end of the three-year period commencing January 1, 2015 and ending December 31, 2017 (the “Performance Period”). Participant is not required to make a cash payment for the Performance Share Plan Units, although Participant is required to pay all Tax-Related Items as defined in Section 7.

(b)
The number of Performance Share Plan Units available to Participant for vesting pursuant to Section 4 at the end of the Performance Period (the “PSPUs Available for Vesting”) shall be equal to the total number of Performance Share Plan Units granted to Participant under this Agreement, multiplied by the percentage corresponding to the Company’s actual level of achievement of the fixed three-year average EBITDA Growth goals established by the Committee and reflected in the minutes of its January 20, 2015 meeting, and except as set forth in Section 6 hereof, as determined by the Company in its sole discretion. The definition of “EBITDA Growth” (together with other relevant definitions) is set forth on Appendix A attached hereto.

(c)	(i) Upon a Change in Control (other than a Change in Control that constitutes a Disposition of a Business
Unit), the Performance Share Plan Units shall be converted, assumed or replaced with equivalent performance-based restricted stock units or rights (“Assumed”) by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”). Notwithstanding the provisions of this Section 3 or 4(a) below, if there is a Change in Control (other than a Disposition of a Business Unit) and the Performance Share Plan Units are not Assumed, then immediately prior to the Change in Control such Performance Share Plan Units shall vest to the extent provided below and be characterized as PSPUs Available for Vesting and shall be treated as Vested Performance Share Plan Units as provided in Section 4(d) below. The number of Vested Performance Share Plan Units shall be equal to the number of PSPUs that would have been characterized as PSPUs Available for Vesting if the Company had achieved the target levels (i.e., 100%) of the performance goals established by the Committee and reflected in the minutes of its January 20, 2015 meeting. Such Performance Share Plan Units shall be deemed to be PSPUs Available for Vesting for all purposes of this Agreement. For purposes of the settlement provisions of Section 4(d), the date of the Change in Control shall be deemed the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 3(b)(i). For purposes of this Section 3(b)(1), the Performance Share Plan Units shall be considered Assumed if, following the Change in Control, the performance-based restricted stock unit or other right confers the right to receive, for each Performance Share Plan Unit subject to the award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in connection with the Change in Control by holders of Stock for each share held on the effective date of the Change in Control (and if holders were offered a choice of consideration, the type of consideration selected by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in connection with the Change in Control is not solely common stock of the Successor Corporation, the Committee may, with the consent of the Successor Corporation, provide for the consideration to be received, for each share of Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Stock in connection with the Change in Control.

(ii)
Notwithstanding the foregoing provisions of this Section 3 or the provisions of Section 4(a) below, in the event (A) the Performance Share Plan Units are Assumed, (B) Participant separates from service by termination of employment by the Company or the Employer (as defined in Section 7) or the Successor Corporation upon or within two years following a Change in Control of the Company (other than a Change in Control that constitutes a Disposition of a Business Unit) and such termination would constitute a “Severance” (as defined in the Severance Agreement (Change in Control) by and between Participant and the Company, the Employer, or an Affiliate (as applicable)) (the “CIC Severance Agreement”) and (C) such Severance occurs during the Performance Period, the Performance Share Plan Units shall vest to the extent provided below and be characterized as PSPUs Available for Vesting and shall be treated as Vested Performance Share Plan Units as provided in Section 4(d) below. Such number of Vested Performance Share Plan Units shall be equal to the number of PSPUs that would have been characterized as PSPUs Available for Vesting if the Company had achieved the target levels (i.e., 100%) of the performance goals established by the Committee and reflected in the minutes of its January 20, 2015 meeting. For purposes of the settlement provisions of Section 4(d), the date of Participant’s Severance shall be deemed the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 3(b)(ii).

(iii)
Notwithstanding the foregoing provisions of this Section 3 or Section 4 below, if the Change in Control constitutes a Disposition of a Business Unit and, as of immediately prior to the Change in Control, Participant is an Employee of the Business Unit that is the subject of the Change in Control and in Continuous Service, then:

(A)
If, immediately following the Change in Control, Participant continues to be employed by the Business Unit (or is employed by the successor company that acquires the Business Unit) and, as a result of the Change in Control, ceases to be an Employee in Continuous Service, then the Performance Share Plan Units shall become vested immediately prior to the Change in Control to the extent provided in Section 3(c)(iii)(D) below;

(B)
If, in connection with the Change in Control, Participant ceases to be an Employee in Continuous Service and is not retained by the Business Unit (or employed by the successor company that acquires the Business Unit), then the Performance Share Plan Units shall become vested immediately prior to the Change in Control to the extent provided in Section 4(c)(iii)(D) below;

(C)
If, in connection with the Change in Control, Participant ceases to be an employee of the Business Unit but continues to be employed as an Employee in Continuous Service (regardless of whether employed in the same capacity as was employed prior to the Change in Control), then the provisions of Section 3(c)(ii) above shall apply to the Performance Share Plan Units

(it being understood that a Change in Control will be deemed to have occurred for purposes of Section 3(c)(ii) above).

(D)
The number of Vested Performance Share Plan Units that vest pursuant to Sections 3(c)(iii)(A) and (B) above shall be equal to the product of (1) the number of Performance Share Plan Units that would have been characterized as PSPUs Available for Vesting if the Company had achieved the target levels (i.e., 100%) of the performance goals established by the Committee and reflected in the minutes of its January 20, 2015 meeting, multiplied by (2) a fraction, the numerator of which is the number of full months elapsing from the Grant Date to the date of the Change in Control, and the denominator of which is 36. For purposes of the settlement provisions of Section 4(d), the date of the Change in Control shall be deemed the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 3(c)(iii)(A) and (B).

(d)	The issuance of Performance Share Plan Units shall also be subject to any applicable country‑specific provisions set forth on Appendix B attached hereto.

4.	Vesting; Settlement.

The PSPUs Available for Vesting will vest (becoming “Vested Performance Share Plan Units”) on the dates (the “Vesting Dates”) and in the manner set forth in this Section 4, provided that Participant has been an active employee of the Company, or an Affiliate at all times during the period from the Grant Date through the applicable Vesting Date.

(a)	The PSPUs Available for Vesting will become 100% vested on the third anniversary of the Grant Date.

(b)
(i)    Notwithstanding the foregoing provisions of Section 4(a), in the event Participant separates from service by termination of employment by the Company or the Employer or their successors and such termination would constitute a Severance upon or within two years following a Change in Control applicable to Participant and such Severance occurs after the end of the Performance Period (and after the date the Company determines whether or not the performance goals have been achieved (as set forth in Section 3(b)) but before all PSPUs Available for Vesting become vested in accordance with Section 4(a) above, all PSPUs Available for Vesting shall fully vest and become Vested Performance Share Plan Units as of the date of the Participant’s Severance. For purposes of the settlement provisions of Section 4(d), the date of Participant’s Severance shall be deemed the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 4(b)(i).

(ii)
Notwithstanding the foregoing provisions of Section 4(a), if a Change in Control occurs after the end of the Performance Period but prior to the date the Company determines whether or not the performance goals have been achieved (as set forth in Section 3(b)), all PSPUs Available for Vesting shall fully vest and become Vested Performance Share Plan Units immediately following the Company’s determination. For purposes of the settlement provisions of Section 4(d), the date of the Change in Control shall be deemed to be the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 4(b)(ii).

(c)
Notwithstanding the foregoing provisions of Section 4(a), in the case of Participant’s death, termination of Participant’s employment with the Company or the Employer, as applicable, as a result of a Disability or upon Participant’s Normal Retirement, a pro rata portion of the PSPUs Available for Vesting shall vest. Such pro rata portion shall equal the number of PSPUs Available for Vesting, multiplied by a fraction, the numerator of which is the number of full months elapsing from the Grant Date to Participant’s death, Disability or Normal Retirement, and the denominator of which is 36. Such pro rata portion of PSPUs Available for Vesting shall be deemed to be Vested Performance Share Plan Units for all purposes of this Agreement. For purposes of the settlement provisions of Section 4(d), the last day of the Performance Period shall be deemed the Vesting Date for Vested Performance Share Plan Units that vest pursuant to this Section 4(c).

For purposes of this Agreement,

“Normal Retirement” means termination of employment/retirement on or after age 65 (Normal Retirement Date) or after attaining age 55 with combined age in whole or partial years (rounded to the nearest whole month) plus years of service (as defined in a retirement plan of the Company, the Employer, or Subsidiary or Affiliate (as

applicable) applicable to Participant) equal to at least 85 (the Rule of 85).

(d)
Each Vested Performance Share Plan Unit will be settled by the delivery of one share of Stock to Participant no later than March 15th after the applicable Vesting Date with respect to each such Vested Performance Share Plan Unit, subject to satisfaction of all Tax‑Related Items (as defined in Section 7 below) and compliance with applicable securities and exchange control laws.

(e)
The Company reserves the right to settle Vested Performance Share Plan Units in cash except as to certain jurisdictions set out in Appendix B where Participant’s Performance Share Plan Units shall be settled solely in shares of Stock, not cash.

(f)
Any other provision in this Agreement to the contrary notwithstanding, in the event it is determined by the Company that any vesting of the Performance Share Plan Units contemplated by Section 3 or 4 would be subject to the Excise Tax (as defined in the CIC Severance Agreement) or would result in the loss of a deduction to the Company or any Affiliate under Section 280G of the Code, the vesting of the Performance Share Plan Units may be adjusted as provided in Section 4 of the CIC Severance Agreement.

5.	Forfeiture.

(a)
All Performance Share Plan Units granted hereunder shall be automatically, immediately and irrevocably forfeited (i) if Participant ceases to be an active employee of the Company or an Affiliate for any reason prior to the end of the Performance Period, except as otherwise provided in Section 3(c) above, or (ii) to the extent the Performance Share Plan Units are not characterized as PSPUs Available for Vesting pursuant to Section 3. In addition, except as otherwise provided in Section 3 or 4, all Performance Share Plan Units that have been characterized as PSPUs Available for Vesting pursuant to Section 3 shall be automatically, immediately and irrevocably forfeited if Participant ceases to be an active employee of the Company or an Affiliate for any reason prior to the Vesting Date set forth in Section 4(a).

(b)
Subject to Section 5(d) below, in the event that the Committee determines in good faith within one year following a determination of the PSPUs Available for Vesting pursuant to Section 3 above that the determination as to the achievement of the performance goals was based on incorrect data, which incorrect data would require the restatement of the Company’s financial statements for reasons other than changes in law, accounting principles or fraudulent activities, and that in fact the performance goals had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any Performance Share Plan Units would not have been characterized as PSPUs Available for Vesting given the correct data (with such portion being referred to herein as the “Unearned PSPUs”), then (i) the Unearned PSPUs shall be forfeited and cancelled as provided by the Committee, (ii) any Unearned PSPUs that vested pursuant to Section 4 above and became Vested Performance Share Plan Units shall be forfeited and cancelled as provided by the Committee, and (iii) any Stock (or cash, if applicable) received upon the settlement of such Vested Performance Share Plan Units (or if such Stock was disposed of, the cash equivalent) shall be paid by Participant to the Company upon notice to Participant as provided by the Committee.

(c)
Notwithstanding the provisions of Section 5(b) but subject to the provisions of Section 5(d) below, in the event that the Committee determines in good faith at any time following a determination of the PSPUs Available for Vesting pursuant to Section 3 above that the determination as to the achievement of the performance goals was based on incorrect data, which incorrect data would require the restatement of the Company’s financial statements as a result of fraudulent activities of Participant, and that in fact the performance goals had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any Performance Share Plan Units would not have been characterized as PSPUs Available for Vesting given the correct data (with such portion also being referred to herein as the “Unearned PSPUs”), then (i) any Unearned PSPUs shall be forfeited and cancelled as provided by the Committee, (ii) any Unearned PSPUs that vested pursuant to Section 4 above and became Vested Performance Share Plan Units shall be forfeited and cancelled as provided by the Committee, and (iii) any Stock (or cash, if applicable) received upon the settlement of such Vested Performance Share Plan Units (or if such Stock was disposed of, the cash equivalent) shall be paid by Participant to the Company upon notice to Participant as provided by the Committee.

(d)
Section 5(b) shall apply to Participant only if Participant was an officer as defined in Rule16a-1(f) promulgated under the Securities Exchange Act of 1934 (“Section 16 Officer”) at the time that the incorrect data was used which required the restatement of the Company’s financial statements, and Section 5(c) shall apply to Participant only if Participant was a Section 16 Officer at the time that the incorrect data was used which required the restatement of the Company’s financial statements as a result of fraudulent activities.

(e)
In addition to Sections 5(b) and 5(c) above, the PSPUs (including PSPUs Available for Vesting and Vested Performance Share Plan Units) granted hereunder will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

6.	Qualified Performance-Based Compensation

(a)	This Section 6 shall apply to all PSPUs that are intended to be “qualified performance-based compensation” as defined under Code Section 162(m).

(b)
The performance goals with respect to the PSPUs must be pre-established in writing not later than 90 days after the commencement of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at the time the criteria are established.

(c)
The achievement of the performance goals (as described in Section 3) will be certified by the Committee within two and one-half months after the end of the Performance Period. The determination of the Committee regarding the extent to which the performance goals have been achieved shall be based on the audited financial statements of the Company and shall be final, conclusive and binding on Participant. No PSPUs subject to this Section 6 shall be settled unless and until Committee certification is first obtained.

(d)
The Committee shall have the authority to make equitable adjustments to the performance goals (as described in Section 3) in recognition of unusual or non-recurring events affecting the Company or any Affiliate or Business Unit or the financial statements of the Company or any Affiliate or Business Unit, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition or disposal of a segment of a business or related to a change in accounting principles; provided, however, that no such adjustment shall be made to the extent that it would increase an amount payable to Participant.

7.	Taxes

(a)
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Plan Units, including, but not limited to, the grant, vesting or settlement of the Performance Share Plan Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Share Plan Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Stock to be issued upon settlement of the Performance Share Plan Units. In the event that such withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by Participant’s acceptance of the Performance Share Plan Units, Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.

(c)
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Stock subject to the vested Performance Share Plan Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items.

(d)
Participant agrees to pay to the Company or the Employer, including through withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described or if the Company elects to settle the PSPUs in cash as provided in Section 4(e).

(e)
The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Stock, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

8.	Committee Decisions Conclusive. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final and binding on all parties.

9.	Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Performance Share Plan Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Plan Units, or benefits in lieu of Performance Share Plan Units, even if Performance Share Plan Units have been granted in the past;

(c)	all decisions with respect to future Performance Share Plan Units or other grants, if any, will be at the sole discretion of the Company;

(d)
the grant of Performance Share Plan Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);

(e)	Participant is voluntarily participating in the Plan;

(f)	the Performance Share Plan Units and the shares of Stock issuable upon vesting of the Performance Share Plan Units are not intended to replace any pension rights or compensation;

(g)
the Performance Share Plan Units and the shares of Stock issuable upon the vesting of the Performance Share Plan Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Share Plan Units resulting from Participant’s ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Performance Share Plan Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Affiliates or the Employer, waive Participant’s ability, if any, to bring any such claim, and release the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)
in the event of termination of Participant’s employment or other services (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, Participant’s right to vest in the Performance Share Plan Units under the Plan, if any, will terminate effective as of the date that Participant is no longer an active employee of the Company, or an Affiliate as set forth in Section 5 of this Agreement, and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer an active employee providing services for purposes of Participant’s Performance Share Plan Units award (including whether Participant may still be considered to be providing services while on an approved leave of absence);

(k)
unless otherwise provided in the Plan or by the Company in its discretion, the Performance Share Plan Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Plan Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(l)	the following provisions apply only if Participant is providing services outside the U.S.:

(i)    the Performance Share Plan Units and the shares of Stock issuable upon the vesting of the Performance Share Plan Units are not part of normal or expected compensation or salary for any purpose; and

(ii)    Participant acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Share Plan Units or of any amounts due to Participant pursuant to the settlement of the Performance Share Plan Units or the subsequent sale of any shares of Stock acquired upon settlement.

10.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Stock. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11.
Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Performance Share Plan Units grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Plan Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to Equity Administration Solutions, Inc. (“EASI”) and/or Morgan Stanley Smith Barney (“MSSB”) or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipient of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, EASI, MSSB and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service and career with the Employer will not be adversely affected and the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Performance Share Plan Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

12.
No Rights as Stockholder Prior to Issuance of Stock; Securities Law Compliance. Participant shall not have any rights as a stockholder of the Company (including any rights to receive dividends or voting rights) by virtue of the grant of Performance Share Plan Units hereunder or the determination or vesting of PSPUs Available for Vesting, prior to the time that shares of the Company’s Stock are issued to Participant in accordance with the terms of this Agreement and the Plan. No shares of Stock shall be issued upon the vesting of PSPUs Available for Vesting unless such shares are either (a) then registered under the U.S. Securities Act of 1933, as amended or (b) the Company has determined that such issuance would be exempt from the registration requirements of the U.S. Securities Act of 1933, as amended. The award of Performance Share Plan Units, the determination or vesting of PSPUs Available for Vesting or the settlement of Vested Performance Share Plan Units under this Agreement must also comply with other applicable securities and exchange control laws and regulations, and shares of Stock will not be issued if the Company determines that such issuance would not be in material compliance with such securities and exchange control laws and regulations.

13.
Notice. Any notice or other paper required to be given or sent pursuant to the terms of this Agreement or the Plan shall be sufficiently given or served hereunder to any party when transmitted by registered or certified mail, postage prepaid, addressed to the party to be served as follows:

Company:	Con-way Inc.
2211 Old Earhart Road, Suite 100
Ann Arbor, Michigan 48105
Attn: General Counsel

Participant:	At Participant's last address provided by Participant to the Company.

14.
Transferability. Notwithstanding Section 16 of the Plan, none of the unvested Performance Share Plan Units, the PSPUs Available for Vesting or the Vested Performance Share Plan Units, or any beneficial interest in any of the foregoing, may be transferred prior to settlement in any manner other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon Participant’s executors, administrators, heirs, successors, and transferees.

15.
Amendment; Modification. This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of Participant under this Agreement. No party to this agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, Participant, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

16.
Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

17.
Successors. Except as otherwise expressly provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

18.
Governing Law. The interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement (including Appendix B, if applicable), the parties hereby submit to and consent to the exclusive jurisdiction of the State of Michigan and agree that such litigation shall be conducted only in the courts located in Washtenaw County, Michigan or the federal courts for the United States for the Eastern District of Michigan, and no other courts, where this grant is made and/or to be performed.

19.
Governing Plan Document. This award is subject to all the provisions of the Plan, which hereby are incorporated herein, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

20.	Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

21.
Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

22.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.
Appendices. Notwithstanding any provisions in this Agreement to the contrary, the Performance Share Plan Units grant shall be subject to any special terms and conditions set forth in the Appendix B to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A and B attached hereto constitute part of this Agreement.

24.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Share Plan Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.
Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., PSPUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.

* * * *
Participant acknowledges that as of the Grant Date, this Agreement (including Appendices A and B) and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company under the Plan and supersede all prior oral and written agreements on this subject.

By Participant’s electronic acceptance and the signature of the Company’s representative below, Participant and the Company agree that the award of Performance Share Plan Units is granted under and governed by the terms and conditions of this Agreement (including Appendices A and B) and the Plan. Participant has reviewed and fully understands all provisions of this Agreement (including Appendices A and B) and the Plan in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

\s\ Stephen K. Krull
EVP General Counsel & Secretary

Appendix A

Definitions

“Defined Benefit Pension Plans” means the Con-way Pension Plan, Menlo Worldwide Forwarding Inc. Hourly Employees Pension Plan, EWA Pilots’ Retirement Plan, Con-way Inc. Supplemental Excess Retirement Plan, Con-way Inc. 2005 Supplemental Excess Retirement Plan, and Other Supplemental Retirement Plans, in each case, as amended from time to time, or any successor plan.

“EBITDA” means Con-way consolidated Operating Income (Loss) plus Depreciation and Amortization determined on a “US GAAP basis,” adjusted for the following: 1) asset impairments pursuant to FASB Codification topics 350 and 360; 2) costs related to exit or disposal activities pursuant to topic 420 and termination benefits pursuant to topics 712 and 715 (limited to those adjustments in excess of $1.0 million per event during the relevant calendar year); 3) net periodic pension cost for Defined Benefit Pension Plans pursuant to topic 715; 4) changes in accounting principles pursuant to topic 250; 5) the impact of future acquisitions and dispositions effective after the Grant Date pursuant to topics 805 and 205; and 6) the impact of adjustments or expenses related to any judgments or settlements in connection with the Allianz Global Risks US Ins. Co. et al. v. ACE Prop. & Cas. Ins. Co., et al. litigation.

“EBITDA Growth” means the calculated percentage change in EBITDA, as defined, for each annual period. Expressed as a formula, an example is as follows:

EBITDAGyr2 = (EBITDAyr2 / EBITDAyr1) - 1

“3-Year Average EBITDA Growth” means the average of the three years of EBITDA Growth in the Performance Period. Expressed as a formula, an example of the calculation of 3-Year Average EBITDA Growth over years 1, 2, and 3 is as follows:

(EBITDAGyr1 + EBITDAGyr2 + EBITDAGyr3) / 3

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Appendix B
CON-WAY INC. 2012 EQUITY AND INCENTIVE PLAN
GLOBAL PERFORMANCE SHARE PLAN UNIT GRANT AGREEMENT
COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Performance Share Plan Units granted to Participant under the Con-way Inc. 2012 Equity and Incentive Plan (the “Plan”) if Participant resides in one of the countries listed below. Capitalized terms used but not defined in this Appendix B are defined in the Plan and/or the Global Performance Share Plan Unit Grant Agreement (the “Agreement”), and have the meanings set forth therein.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted in this Appendix B as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the Performance Share Plan Units or sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, Participant understands that if he or she is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

MEXICO

Terms and Conditions

Labor Law Acknowledgment. By accepting the Performance Share Plan Unit grant, Participant acknowledges that he or she understands and agrees that: (a) the Performance Share Plan Units are not related to the salary and other contractual benefits provided to Participant by the Employer; and (b) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to Participant.

The Company, with registered offices at 2211 Old Earhart Road, Ann Arbor, Michigan 48105, United States of America, is solely responsible for the administration of the Plan and participation in the Plan or the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is Con-way Truckload de Mexico, S.A. de C.V., Menlo Worldwide Mexico, S. de R.L. de C.V., Servicios Menlo Worldwide, S. de R.L. de C.V., Con-way Mexico, S. de R.L. de C.V., or Servicios Con-way Mexico, S. de R.L. de C.V., as applicable, nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment. By accepting the Performance Share Plan Unit grant, Participant acknowledges he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

Participant further acknowledges that having read and specifically and expressly approved the terms and conditions in the Section 9 of the Agreement, in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Affiliates are not responsible for any decrease in the value of the shares of Common Stock underlying the Performance Share Plan Units.

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Finally, Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and Participant therefore grants a full and broad release to the Employer and the Company (including its Affiliates) with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Al aceptar las Performance Share Plan Units, el Beneficiario reconoce y acepta que: (a) las Unidades no se encuentran relacionadas con su salario ni con otras prestaciones contractuales concedidas por parte del patrón; y (b) cualquier modificación del Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones del empleo del Beneficiario.

Declaración de la Política. La invitación que hace la Compañía bajo el Plan es unilateral y discrecional, por lo que la Compañía se reserva el derecho absoluto de modificar e interrumpir el mismo en cualquier tiempo, sin ninguna responsabilidad para el Beneficiario.

La Compañía, con oficinas ubicadas en 2211 Old Earhart Road, Ann Arbor, Michigan 48105, United States of America, es la única responsable de la administración y participación en el Plan, así como de la adquisición de acciones, por lo que de ninguna manera podrá establecerse una relación de trabajo entre el Beneficiario y la Compañía, ya que el Beneficiario participa únicamente en de forma comercial y su único patrón lo es Con-way Truckload de Mexico, S.A. de C.V., Menlo Worldwide Mexico, S. de R.L. de C.V., Servicios Menlo Worldwide, S. de R.L. de C.V., Con-way Mexico, S. de R.L. de C.V., o Servicios Con-way Mexico, S. de R.L. de C.V.; la participación en el Plan tampoco genera ningún derecho entre el Beneficiario y el Patrón.

Reconocimiento del Plan de Documentos. Al aceptar las Performance Share Plan Units, el Beneficiario reconoce que ha recibido una copia del Plan, que lo ha revisado junto con el Convenio, y que ha entendido y aceptado completamente las disposiciones contenidas en el Plan y en el Convenio.

Adicionalmente, al firmar el presente documento, reconoce que ha leído y aprobado de manera expresa y específica los términos y condiciones contenidos en el apartado 10 del Convenio, el cual claramente establece y describe: (a) que la participación en el Plan no constituye un derecho adquirido; (b) que el Plan y la participación en el mismo es ofrecida por la Compañía en forma totalmente discrecional; (c) la participación en el Plan es voluntaria; y (d) que la Compañía, así como sus Afiliadas no son responsables por cualquier detrimento en el valor de las acciones que integran las Performance Share Plan Units.

Finalmente, el Beneficiario acepta no reservarse ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y en consecuencia, otorga a su patrón el más amplio y completo finiquito que en derecho proceda, así como a la Compañía, a sus Afiliadas, respecto a cualquier demanda que pudiera originarse derivada del Plan.

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